Exhibit 99.1

Important Notice

to

Directors and Executive Officers of

Brighthouse Financial, Inc.

Regarding the End of the Blackout Period and Regulation BTR Trading Restrictions

August 9, 2018

As previously communicated to you, to facilitate a change in recordkeeper for the New England Life Insurance Company Agents’ Retirement Plan (the “NELICO Plan”) from Alight to Milliman, the Plan instituted a “Special Blackout Period” beginning July 26, 2018 and projected to end no later than August 17, 2018, for all Plan participants. Due to trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation Blackout Trading Restriction (“Regulation BTR”), all directors and executive officers of Brighthouse Financial, Inc. (the “Company”) were generally prohibited during the Special Blackout Period from engaging in the direct or indirect purchase, sale or other acquisition or transfer of any equity security of the Company acquired in connection with your service or employment as a director or executive officer of the Company.

This notice is to inform you that the Special Blackout Period has ended as of August 8, 2018, which is earlier than previously communicated, as a result of the early completion of the transition of responsibilities as recordkeeper from Alight to Milliman.

If you have any questions, please contact Bruce Schindler at (980) 949-3613 or bschindler1@brighthousefinancial.com.